SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 8, 2000

PER-SE TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-19480 (Commission File Number)	58-1651222 (IRS Employer Identification Number)

2840 Mt. Wilkinson Parkway, Atlanta, Georgia (Address of principal executive offices)	30339 (Zip Code)

Registrant’s telephone number, including area code: (770) 444-5300

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Exhibit Index Located on Page: 4
Total Number of Pages: 62

Item 2. Acquisition or Disposition of Assets.

      On December 8, 2000, the Registrant completed the purchase (the “Purchase”) from Messrs. Marc Saltzberg, Raymond DelBrocco, Charles Moore, and Larry Shaw (the “Shareholders”), of all the issued and outstanding shares of capital stock of Health Data Services, Inc. and its affiliate company, Patient Account Management Services, Inc. (the “Companies”). The Purchase was consummated in accordance with the terms of a Stock Purchase Agreement dated as of December 8, 2000.

      The consideration paid to the Shareholders in connection with the Purchase was approximately $25 million in cash, subject to post-closing adjustment in the event the net working capital of the Companies varies from an agreed-upon minimum amount. The total consideration paid in the Purchase was determined through arm’s length negotiations between representatives of the Registrant and the Shareholders. Neither the Registrant nor any of its affiliates had, nor to the knowledge of the Registrant did any director or officer of the Registrant or any associate of any such director or officer have, any material relationship with the Shareholders or the Companies prior to the Purchase. The consideration paid to the Shareholders in connection with the Purchase was paid from the net proceeds of previous sales by the Registrant of various non-core operations and other assets.

      Health Data Services, Inc. and its affiliate company, Patient Account Management Services, Inc., offer fully integrated electronic medical claims clearing and other services for hospitals and integrated delivery networks. The Purchase represents a strategic addition to the Registrant’s e-Health Solutions division, and substantially increases the Registrant’s presence in the electronic medical transaction processing market for hospitals.

Item 7. Financial Statements and Exhibits.

      (c)        Exhibits

Exhibit
No.	Description

2.1	Stock Purchase Agreement dated as of December 8, 2000, by and among the Registrant, Health Data Services, Inc., Patient Account Management Services, Inc., and Marc Saltzberg, Raymond DelBrocco, Charles Moore, and Larry Shaw.

99.1	Press Release issued by the Registrant on December 11, 2000.

Signatures

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:	December 20, 2000

PER-SE TECHNOLOGIES, INC.

		By:	/s/ PHILIP M. PEAD

Philip M. Pead President and Chief Executive Officer

INDEX TO EXHIBITS

Exhibit
No.	Description

2.1	Stock Purchase Agreement dated as of December 8, 2000, by and among the Registrant, Health Data Services, Inc., Patient Account Management Services, Inc., and Marc Saltzberg, Raymond DelBrocco, Charles Moore, and Larry Shaw.

99.1	Press Release issued by the Registrant on December 11, 2000.